Exhibit 5.1

May 19, 2025

SeaStar Medical Holding Corporation

3513 Brighton Blvd, Suite 410

Denver, Colorado 80216

Re:	Registration Statement on Form S-3

We have acted as counsel to SeaStar Medical Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of up to 4,736,406 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Shares) by the selling stockholder (the “Selling Stockholder”) identified in the Registration Statement. The Shares consist of 236,406 shares of Common Stock issued by the Company to the Selling Stockholder on April 25, 2025 (the “Commitment Shares”), and up to 4,500,000 shares of Common Stock (the “Purchase Shares”) that the Company may issue and sell to the Selling Stockholder from time to time, in each case, pursuant to the purchase agreement, dated April 25, 2025, by and between the Company and the Selling Stockholder (the “ELOC Agreement”)

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

(a)	the Commitment Shares are validly issued, fully paid and non-assessable.

(b)	the Purchase Shares, when issued and delivered against payment of the consideration therefor specified in the ELOC Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

JBE/DPL